Exhibit 99.2

Certain Remarks of Rebecca J. Weber

Urologix, Inc. Teleconference

August 28, 2008

•	The fourth quarter fiscal 2007 gross profit percentage was consistent with the fourth quarter of fiscal 2008 when excluding the non-cash charge.

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Fourth quarter fiscal 2008 operating expenses include $855,000 of charges related to a $755,000 increase to our sales tax reserve as a result of new information obtained during the quarter which indicates we may have additional sales tax in some states, as well as approximately $95,000 of severance expense to a former executive.

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The fiscal year 2008 operating expenses include the $10.2 million goodwill impairment charge, as well as approximately $1.5 million of charges related to the $755,000 increase in the sales tax reserve as mentioned, as well as approximately $520,000 of severance expense to former Company executives and $272,000 of certain other unusual expenses which we do not expect to incur in the future.

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Despite the operating losses we’ve incurred, we have been able to control the amount of cash burn as a result of managing recurring expenses and improved accounts receivable collections. Our days sales outstanding at the end of the fourth quarter was 44 days compared to 49 days at the end of the third quarter of fiscal 2008 and 76 days at June 30, 2007.